The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-297334

Subject to Completion

Preliminary Prospectus Supplement dated August 11, 2026

Prospectus Supplement

(To Prospectus dated July 9, 2026)

ILLINOIS TOOL WORKS INC.

$    % Notes due

This is an offering by Illinois Tool Works Inc. of $    aggregate principal amount of    % notes due    (the “notes”).

Interest on the notes will be paid semi-annually in arrears on    and    of each year, beginning on    , 2027. The notes will mature on    , 20 .

We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be convertible or exchangeable.

Investing in our notes involves risks. You should carefully read the accompanying prospectus, this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Public offering price (1)		Underwriting discount		Proceeds, before expenses, to us
Per note		%		%		%

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2026 if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank SA/NV (“Euroclear”), on or about    , 2026.

Joint Book-Running Managers

Citigroup	J.P. Morgan

BofA Securities	Goldman Sachs & Co. LLC

Prospectus Supplement dated    , 2026

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated as of July 9, 2026, which was originally filed as part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the United States Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

These notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “ITW,” the “Company,” “we,” “us” and “our” refer to Illinois Tool Works Inc. and its subsidiaries. References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. Our SEC filings are also available on our website at investor.itw.com. Information on or available through our website does not form a part of this prospectus supplement or the accompanying prospectus and is not incorporated herein by reference.

We filed a registration statement on Form S-3 to register with the SEC the debt securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our debt securities.

S-iii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference certain information in this prospectus. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

The documents and reports listed below are incorporated by reference and shall be deemed to be part of this prospectus and registration statement.

1.	Annual Report on Form 10-K for the year ended December 31, 2025;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026; and

3.	Current Reports on Form 8-K filed on February 23, 2026, May 12, 2026, and May 22, 2026 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in, or incorporated by reference into, this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

Attention: Corporate Secretary

(847) 724-7500

Documents may also be available on our website at investor.itw.com. We do not intend our website address to be an active link and information contained on or accessible through our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intend,” “may,” “strategy,” “prospects,” “estimate,” “will,” “should,” “could,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, and may include, without limitation, statements regarding the duration and potential effects of global supply chain challenges, the current and expected impact of U.S. trade policy, including tariffs and related retaliatory countermeasures, future financial and operating performance, free cash flow, economic and regulatory conditions in various geographic regions, the impact of foreign currency fluctuations, the timing and amount of benefits from the Company’s enterprise strategy initiatives, the timing and amount of dividends and share repurchases, the protection of the Company’s intellectual property, the likelihood of future goodwill or intangible asset impairment charges, the impact of adopting new accounting pronouncements, the adequacy of internally generated funds and credit facilities to service debt and finance the Company’s capital allocation priorities, the sufficiency of U.S. generated cash to fund cash requirements in the U.S., the cost and availability of additional financing, the availability of raw materials and energy and the impact of raw material cost inflation, the Company’s portion of future benefit payments related to pension and postretirement benefits, the Company’s information technology infrastructure, potential acquisitions and divestitures and the expected performance of acquired businesses and impact of divested businesses, the impact of U.S. and global tax legislation and the estimated timing and amount related to the resolution of tax matters, the cost of compliance with environmental regulations, the impact of interest rate changes, the impact of the failure of the Company’s employees to comply with applicable laws and regulations, and the outcome of outstanding legal proceedings. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weaknesses or downturns in the markets served by the Company, (2) changes or deterioration in international and domestic political and economic conditions, such as the Russia and Ukraine conflict, the conflict in Iran, or U.S.-China trade relations and the impact of related economic and other sanctions, (3) the unfavorable impact of foreign currency fluctuations, (4) the Company’s enterprise strategy initiatives may not have the desired impact on organic revenue growth, (5) market conditions and cost and availability of financing to fund the Company’s share repurchases, (6) a delay or decrease in the introduction of new products into the Company’s product lines, (7) any failure to protect the Company’s intellectual property, (8) potential negative impact of impairments to goodwill and other intangible assets on the Company’s return on invested capital, financial condition or results of operations, (9) raw material price increases and supply shortages or delays, (10) financial market risks to the Company’s obligations under its defined benefit pension plans, (11) negative effects of service interruptions, data corruption, cyber-based attacks, security breaches of our technology networks and systems or those of our vendors and third-party service providers, or violations of data privacy laws, (12) the potential negative impact of acquisitions on the Company’s profitability and returns, (13) potential negative effects of divestitures, including retained liabilities and unknown contingent liabilities, (14) impact of tax legislation and regulatory action and changing tax rates, (15) potential adverse outcomes in legal proceedings or enforcement actions, (16) uncertainties related to environmental regulation and the physical risks of climate change, (17) potential failure of the Company’s employees, agents or business partners to comply with anti-bribery, competition, import/export, trade sanctions, data privacy, human rights and other laws, (18) public health crises and related government actions, and (19) increases in inflation or interest rates and the possibility of economic recession. A more detailed description of these risks is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the SEC. These risks are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

S-v

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

S-vi

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

The Company

We are a global manufacturer of a diversified range of industrial products and equipment. As of December 31, 2025, we had 88 divisions with approximately 43,000 people in 49 countries. We were founded in 1912 and incorporated in Delaware in 1915.

Our operations are organized and managed based on similar product offerings and similar end markets, and are reported to senior management as the following seven segments: Automotive original equipment manufacturers (“OEMs”); Food Equipment; Test & Measurement and Electronics; Welding; Polymers & Fluids; Construction Products; and Specialty Products.

The following is a description of our seven segments:

Automotive OEM — This segment is a global, niche supplier to top tier OEMs, providing unique innovation to address pain points for sophisticated customers with complex problems. Businesses in this segment produce components and fasteners for automotive-related applications. This segment primarily serves the automotive OEMs and tiers market. Products in this segment include:

•	plastic and metal components, fasteners and assemblies for automobiles, light trucks and other industrial uses.

Food Equipment — This segment is a highly focused and branded industry leader in commercial food equipment differentiated by innovation and integrated service offerings. This segment primarily serves the food service, food retail and food institutional/restaurant markets. Products in this segment include:

•	warewashing equipment;

•	cooking equipment, including ovens, ranges and broilers;

•	refrigeration equipment, including refrigerators, freezers and prep tables;

•	food processing equipment, including slicers, mixers and scales;

•	kitchen exhaust, ventilation and pollution control systems; and

•	food equipment service, maintenance and repair.

Test & Measurement and Electronics — This segment is a branded and innovative producer of test and measurement and electronic manufacturing and maintenance, repair, and operations, or “MRO” solutions that improve efficiency and quality for customers in diverse end markets. Businesses in this segment produce equipment, consumables, and related software for testing and measuring of materials and structures, as well as equipment and consumables used in the production of electronic subassemblies and microelectronics. This segment primarily serves the electronics, general industrial, automotive OEMs and tiers, energy, industrial capital goods and consumer durables markets. Products in this segment include:

•	equipment, consumables, and related software for testing and measuring of materials, structures, gases and fluids;

•	electronic assembly equipment;

•	electronic components and component packaging;

•	static control equipment and consumables used for contamination control in clean room environments; and

•	pressure sensitive adhesives and components for electronics, medical, transportation and telecommunications applications.

Welding — This segment is a branded value-added equipment and specialty consumable manufacturer with innovative and leading technology. Businesses in this segment produce arc welding equipment, consumables and accessories for a wide array of industrial and commercial applications. This segment primarily serves the general industrial market, which includes fabrication, shipbuilding and other general industrial markets, and construction, energy, MRO, industrial capital goods and automotive OEMs and tiers markets. Products in this segment include:

•	arc welding equipment; and

•	metal arc welding consumables and related accessories.

Polymers & Fluids — This segment is a branded supplier to niche markets that require value-added, differentiated products. Businesses in this segment produce engineered adhesives, sealants, lubrication and cutting fluids, and fluids and polymers for auto aftermarket maintenance and appearance. This segment primarily serves the automotive aftermarket, general industrial and MRO markets. Products in this segment include:

•	adhesives for industrial, construction and consumer purposes;

•	chemical fluids which clean or add lubrication to machines;

•	epoxy and resin-based coating products for industrial applications;

•	hand wipes and cleaners for industrial applications;

•	fluids, polymers and other supplies for auto aftermarket maintenance and appearance;

•	fillers and putties for auto body repair; and

•	polyester coatings and patch and repair products for the marine industry.

Construction Products — This segment is a branded supplier of innovative engineered fastening systems and solutions. This segment primarily serves the residential construction, renovation/remodel and commercial construction markets. Products in this segment include:

•	fasteners and related fastening tools for wood and metal applications;

•	anchors, fasteners and related tools for concrete applications;

•	metal plate truss components and related equipment and software; and

•	packaged hardware, fasteners, anchors and other products for retail.

Specialty Products — This segment is focused on diversified niche market opportunities with substantial patent protection producing beverage packaging equipment and consumables, product coding and marking equipment and consumables, and appliance components and fasteners. This segment primarily serves the food and beverage, consumer durables, airlines, general industrial, industrial capital goods and printing and publishing markets. Products in this segment include:

•	conveyor systems and line automation for the food and beverage industries;

•	plastic consumables that multi-pack cans and bottles and related equipment;

•	foil, film and related equipment used to decorate consumer products;

•	product coding and marking equipment and related consumables;

•	plastic and metal closures and components for appliances;

•	airport ground support equipment; and

•	components for medical devices.

Our principal executive offices are located at 155 Harlem Avenue, Glenview, Illinois 60025, United States of America and our telephone number is +1 (847) 724-7500. We maintain a website at www.itw.com. We are not including the information contained on or accessible through our website as a part of, or incorporating it by reference into, this prospectus supplement or the accompanying prospectus. Additional information about us is included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer:	Illinois Tool Works Inc.

Notes Offered:	$ aggregate principal amount of % notes due 20 .

Maturity:	The notes will mature on , 20 .

Interest Payment Dates:	Interest on the notes will be paid semi-annually in arrears on and of each year, beginning on , 2027.

Ranking:	The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Use of Proceeds:	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ . We intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program. Any remaining proceeds will be used for general corporate purposes, which may include, among other things, the repayment of other outstanding indebtedness. Please read “Use of Proceeds” in this prospectus supplement for more information.

Conflict of Interest:	As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay a portion of the indebtedness we have incurred under our commercial paper program. Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and, as a result, would receive a portion of the proceeds from this offering as a result of our use of proceeds here. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds” and “Underwriting.”

Optional Redemption:	We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Certain Covenants:	The indenture for the notes limits our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. These limitations are subject to a number of important exceptions. See “Description of Notes — Covenants.”

Further Issuances:	We may, from time to time, without the consent of the existing holders of the notes, issue additional notes with the same terms and conditions as the notes so that the additional notes will be consolidated and form a single series with the previously outstanding notes. See “Description of Notes — General.”

Denomination and Form:	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream and Euroclear, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. See “Description of Notes—Book-Entry Notes.”

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Governing Law:	The indenture and the notes will be governed by the laws of the State of Illinois.

Risk Factors:	See “Risk Factors” included in this prospectus supplement and in those documents incorporated by reference for a discussion of risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December  31, 2025, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

Risks Related to the Offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively subordinated to any secured debt to the extent of the value of the collateral securing such debt. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations to our secured creditors before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of June 30, 2026, we had total third-party liabilities of approximately $13.6 billion, including total third-party indebtedness of approximately $9.7 billion, substantially all of which was unsecured.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. As a result, no assurance can be given:

•	that an active trading market will develop or be maintained for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

If trading markets do develop, the market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the market for similar securities;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $    (after deducting the underwriting discount and estimated offering expenses payable by us). We intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program. Any remaining proceeds will be used for general corporate purposes, which may include, among other things, the repayment of other outstanding indebtedness. The amount outstanding under our commercial paper program as of August 6, 2026, was approximately $2.2 billion, at a weighted average interest rate of approximately 3.78% per year, which rate is subject to change over time, and a weighted average maturity of approximately 14 days. Until we apply the proceeds from the sale of the notes as described above, we may temporarily invest any proceeds that are not immediately applied to the above purposes in short-term investments.

Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and, as a result, may receive a portion of the proceeds from this offering as a result of our use of proceeds here. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2026 on a historical basis and on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes to financial statements in “Item 8. Financial Statements and Supplementary Data,” as well as “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, each of which is incorporated by reference in this prospectus supplement.

	As of June 30, 2026
	Actual	As Adjusted
	(In millions)
Cash and equivalents	$839		$839

Debt:
U.S. Dollar-denominated commercial paper (1)	$2,145	$
2.65% notes due November 15, 2026	1,000		1,000
Euro Credit Agreement due February 28, 2027	856		856
0.625% Euro notes due December 5, 2027	570		570
3.250% Euro notes due May 17, 2028	739		739
2.125% Euro notes due May 22, 2030	569		569
1.00% Euro notes due June 5, 2031	567		567
3.375% Euro notes due May 17, 2032	960		960
3.00% Euro notes due May 19, 2034	564		564
4.875% notes due September 15, 2041	639		639
3.90% notes due September 1, 2042	1,085		1,085
% notes due , 20 , offered hereby	—

Total debt	9,694
Total stockholders’ equity	2,895		2,895

Total capitalization	$12,589	$

(1)

The amounts in the “As Adjusted” column assume the net proceeds from the offering are used to repay commercial paper. The amount outstanding under our commercial paper program as of August 6, 2026 was approximately $2.2 billion.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us” and “ITW” refer solely to Illinois Tool Works Inc. and not to its subsidiaries.

General

We will issue the notes as a series of debt securities under the Indenture, dated November 1, 1986, as supplemented by a First Supplemental Indenture, dated May 1, 1990, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), with certain terms of the notes being set forth in an officers’ certificate (together, the “indenture”). The following is a summary of the material provisions of the indenture, including certain definitions applicable to the notes and made part of the indenture by the officers’ certificate referred to above. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, not this description of notes, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the indenture may be obtained from us. See “Where You Can Find More Information.”

The notes will not have the benefit of any sinking fund and will not be convertible or exchangeable. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in book-entry form only. At our option, we may redeem the notes prior to maturity at the redemption prices described below.

We may from time to time under the indenture, without the consent of the existing holders of the notes, create and issue additional notes with the same terms and conditions and with the same CUSIP number as the notes, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

The notes will be our direct, unsecured senior obligations. They will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. As of June 30, 2026, we had total third-party liabilities of approximately $13.6 billion, including total third-party indebtedness of approximately $9.7 billion, substantially all of which was unsecured.

Principal, Interest Payments and Maturity

The notes will initially be limited to $    aggregate principal amount and will mature on    , 20 . The notes will bear interest at the applicable rate shown on the cover of this prospectus supplement, accruing from    , 2026 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually in arrears on    and    of each year, beginning on    , 2027. The regular record date for the notes will be the close of business on    or    , as the case may be. Interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom the principal is payable. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Principal of and any premium or interest on the notes will be payable, and the notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith), at our office or agency in Chicago, Illinois and any other location we designate. Initially, the trustee’s offices in Chicago, Illinois and New York, New York will serve as our offices and agency for these purposes. Payments in respect of the principal and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the paying agent to DTC or its nominee in its capacity as the registered holder of a global note under the indenture. If the notes are no longer represented by global notes, we may elect that payment of interest on registered notes be made by check mailed to the address of the appropriate person as it appears on the security register or by wire transfer as instructed by the appropriate person.

A “business day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

Optional Redemption

Prior to     , 20  (  months prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus  basis points) less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Any redemption may, at our discretion, be subject to one or more conditions precedent, which will be set forth in the related notice of redemption, including completion of an offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and, if applicable, will state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions will be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied or otherwise waived by the redemption date, or by the redemption date as so delayed. If any such condition precedent has not been satisfied, we will provide written notice to the trustee prior to the close of business one business day prior to the redemption date. Upon receipt of such notice, the notice of redemption will be rescinded or delayed, and the redemption of the notes will be rescinded or delayed as provided in such notice. Upon receipt, the trustee will provide such notice to each holder in the same manner in which the notice of redemption was given.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no responsibility or liability to determine, verify, calculate or confirm the redemption price.

Notice of any redemption will be mailed or published (or otherwise transmitted in accordance with the depositary’s procedures) at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Notices of redemption may be conditional and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied.

In the case of a partial redemption, selection of the notes will be made by the trustee by lot (or, in the case of global notes, in accordance with the depositary’s customary policies and procedures). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. The notice of redemption will also state that a new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary, and the trustee shall have no duty to monitor or oversee such procedures.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Covenants

The following covenants apply to the notes. Each of the covenants is subject to the provision for exempted indebtedness described below.

For your reference, we have provided below definitions of the capitalized terms used in the description of the covenants.

Limitation on Liens

We will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed if such debt is secured by a mortgage, security interest, lien, pledge or other encumbrance (referred to in this prospectus supplement as a “lien”) on any Principal Property, or on any shares of stock or indebtedness of any Restricted Subsidiary, without in any such case effectively providing that the notes (and if we so choose, any other debt or obligation that ranks equally with the notes) are secured equally and ratably with, or prior to, such debt. These restrictions do not apply to debt secured by:

•	liens on property of a corporation existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with or purchased by us or a subsidiary;

•	liens on property existing at the time of its acquisition and certain purchase money liens;

•	liens securing the cost of construction of new plants, incurred within 180 days of completion of construction;

•	liens securing the debt of a Restricted Subsidiary owing to us or another Restricted Subsidiary;

•	liens in connection with the issuance of certain industrial revenue bonds or similar financings;

•	liens existing on the date of the indenture;

•	certain other liens specified in the indenture that are customarily exempted from restrictions in offerings of debt securities similar to the notes; and

•

any extensions, renewals or replacements, in whole or in part, of any lien referred to above, as long as the principal amount of debt secured by any such lien does not increase and the lien is limited to all or part of the same property that previously secured the lien.

Limitation on Sale and Lease-Back

We will not, nor will we permit any Restricted Subsidiary to, engage in a sale and lease-back transaction of any Principal Property (except for certain temporary leases and leases with a Restricted Subsidiary) unless:

•	we or the Restricted Subsidiary could (subject to the limitation on liens) incur debt secured by a lien on the Principal Property to be leased without equally and ratably securing the notes; or

•	within 180 days following such a transaction, we retire long-term debt equal to the value of the transaction.

Exempted Indebtedness

We and our Restricted Subsidiaries may incur debt and enter into sale and lease-back transactions without regard to the two covenants described above if the sum of such debt and the value of such sale and lease-back transactions on a cumulative basis does not exceed 10% of the Consolidated Net Tangible Assets (which is total assets less current liabilities, goodwill and other intangibles) as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

Definitions

“Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

“Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if:

•	substantially all of its property is located in the United States;

•	substantially all of its business is carried on in the United States; or

•	it is incorporated in any State of the United States.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary, any Principal Property or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that the notes will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with the notes) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction.

Events of Default

An event of default for the notes includes the following:

•	failure to pay any installment of interest, including any additional amounts on the notes that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the notes when due;

•

failure to perform any of the other covenants or agreements in the notes or in the indenture and relating to the notes that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of notes issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of notes of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the notes, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of the notes then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of notes unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding notes of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the notes; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of the Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of the notes to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the notes; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the notes of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those notes. However, no such supplemental indenture will (1) extend the fixed maturity of any notes, reduce the principal amount (including in the case of discounted notes the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any notes are payable, without the consent of each holder of affected notes, or (2) reduce the aforesaid majority in principal amount of the notes of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all notes of such series.

Defeasance and Discharge of Indenture or Certain Obligations; Satisfaction and Discharge

At our option, we (1) will be discharged from all obligations under the indenture in respect of the notes (except for certain obligations to register the transfer of or to exchange such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture that are applicable to the notes (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the applicable notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, an opinion of counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling (in the case of option (1)), or an opinion of counsel (in the case of option (2)), in each case to the effect that holders of the applicable notes will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option and will be subject to federal income tax on the same amount and in the same manner and at the same times as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with Trustee

The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to certain of our other outstanding debt securities.

Open Market Purchases

We may at any time and from time to time purchase notes in the open market or otherwise.

Book-Entry Notes

The information in “Book-Entry Notes” concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream (each as defined below), has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. This information is not intended to serve as a representation, warranty or contract modification of any kind. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

The Depository Trust Company

Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, the notes will be represented by one or more fully registered global notes.

Each global note will be deposited with, or on behalf of, DTC, a securities depositary, and will be registered in the name of Cede & Co., as DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. DTC will be the only owner and sole registered holder of the notes for purposes of the indenture. Purchasers may elect to hold interests in the global notes through either DTC (in the United States) or through Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) (outside the United States) if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes, which we refer to as the “beneficial owner,” will in turn be recorded in the direct and indirect participants’ records. The deposit of the global notes with DTC and their registration in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers of the notes. The book-entry system eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts. DTC’s participants include underwriters, including the underwriters in this offering, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream and Euroclear, which are discussed in more detail below, are indirect participants in the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Because DTC or its nominee will be the only registered holder of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions in the records of DTC. For information on how accounts of ownership of notes held through DTC are recorded, please refer to “Description of Debt Securities-Global Securities” in the accompanying prospectus.

In this prospectus supplement, unless and until notes in definitive form are issued to the beneficial owners as described below, all references to “holders” of notes shall mean DTC or its nominee. We, the trustee and any paying agent, transfer agent or registrar may treat DTC or its nominee as the only owner and sole registered holder of the notes for all purposes.

We will make all payments of principal of and premium, if any, and interest on our notes to DTC or its nominee by wire transfer. We will send all required reports and notices solely to DTC or its nominee as long as DTC or its nominee is the sole registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all payments, notices and directions from us and the trustee to beneficial owners of book-entry notes through a chain of intermediaries. Beneficial owners of book-entry notes will not receive written confirmation from DTC of their purchases. However, they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

Similarly, we and the trustee will accept notices and directions solely from DTC or its nominee. Therefore, in order to exercise any rights as a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised us that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

Notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.

Beneficial owners may experience delays in receiving payments in respect of their notes since such payments will initially be made to DTC and must then be transferred through the chain of intermediaries to each beneficial owner’s account. None of us, the trustee or any of our or their agents will be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, the records of Clearstream or Euroclear or any participant’s records relating to book-entry notes. In addition, none of us, the trustee or any of our or their agents will be responsible or liable for payments made on account of the book-entry notes.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has also established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a licensed credit institution in Luxembourg and a securities settlement system in which the Luxembourg Central Bank participates, Clearstream is supervised by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters in this offering. Other institutions that clear through or that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participating organizations (“Euroclear participants”) and to clear and settle transactions between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and the risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering. In addition, indirect access to Euroclear is available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern securities clearance accounts and cash accounts with Euroclear. Specifically, the Terms and Conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC’s rules, and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC’s rules, on behalf of the relevant European international clearing system by the U.S.

depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines in European time zones. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, the information set forth in this section is subject to any changes or reinterpretations of the rules, regulations and procedures of DTC, Clearstream and Euroclear that are currently in effect. Investors wishing to use the facilities of any of DTC, Clearstream or Euroclear are advised to confirm the continued applicability of the rules, regulations and procedures of DTC, Clearstream or Euroclear.

Payments

We will make all payments of principal of and premium, if any, and interest on book-entry notes to DTC or its nominee. Upon receipt of any such payment, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants’ respective beneficial interests in the principal amount of the global note as shown in the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Payments on book-entry notes held beneficially through Clearstream or Euroclear will be credited to their respective participants in accordance with their respective rules and procedures, to the extent received by their respective U.S. depositaries.

Certificated Notes

If the depositary at any time notifies us that it is unwilling or unable to continue as a depositary, or if the depositary becomes ineligible to serve, and we do not appoint a successor depositary within 90 days, we will issue notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by one or more global notes and, in such event, we will issue notes in definitive form in exchange for the global note or notes. In any such instance, if we issue registered notes in exchange for global notes, we will register the definitive notes in such names and in such denominations authorized under the indenture as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, instructs the trustee. The trustee will deliver the registered definitive notes to or on the order of the persons in whose names they are registered.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, United States Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to any alternative minimum tax or the Medicare tax on net investment income;

•	dealers in securities or currencies;

•	traders in securities or currencies;

•	entities or arrangements treated as partnerships, S corporations or other pass-through entities;

•	controlled foreign corporations and foreign controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	regulated investment companies and real estate investments trusts;

•	U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or similar transactions;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons required for U.S. federal income tax purposes to conform the timing of the income accruals with respect to the notes to their financial statements under Section 451(b) of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and assumes the notes are issued at a price that reflects less than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or non-U.S. tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of the partners in such partnership will generally depend on the status of the particular partner in question and the activities of such partnership. Accordingly, entities or arrangements taxable as partnerships holding the notes and the partners in such partnerships should consult their own tax advisors as to the specific tax consequences to them.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY

TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Notes

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes (see “Description of Notes — Optional Redemption”). Our obligation to pay such excess amounts may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental.” In addition, these provisions do not apply where a debt instrument provides for alternative payment schedules applicable upon the occurrence of one or more contingencies, including an unconditional option held by the issuer or holder, and the timing and amounts of payments that compromise each payment schedule are known as of the issue date, in which case the option will be deemed to be exercised in a manner that maximizes (in the case of an option held by the holder) or minimizes (in the case of an option held by the issuer) the yield on the debt instrument.

We believe and intend to take the position that the contingencies on the notes described above should not cause the contingent payment debt instrument rules of the U.S. Treasury Regulations to apply. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could require a holder subject to U.S. federal income taxation to accrue ordinary income at a rate that is higher than the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary income, rather than capital gain. The remainder of this disclosure assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes. Prospective acquirors are urged to consult their own tax advisor regarding the potential application to the notes of the contingent payment debt U.S. Treasury Regulations and the consequences thereof.

U.S. Holders

The following summary of material U.S. federal income tax consequences will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” is a beneficial owner of the notes who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Stated interest on a note generally will be taxable to U.S. Holders as ordinary income at the time it is paid or accrued in accordance with their method of accounting for U.S. federal income tax purposes and will be treated as U.S. source income.

Sale or Other Taxable Disposition

A U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of a note equal to the difference between the amount realized upon the sale or other taxable disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as interest as discussed above in “U.S. Holders – Payments of Interest”) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the amount the U.S. Holder paid for the note.

A U.S. Holder’s gain or loss will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale or other taxable disposition the U.S. Holder has held the note for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summary of material U.S. federal income tax consequences will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest

Subject to the discussion of backup withholding and FATCA withholding below, interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower income tax treaty rate), provided that:

•

the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations;

•

the Non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such Non-U.S. Holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of the U.S. Treasury Regulations) and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides the relevant withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S.

permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits may be subject to a branch profits tax at a rate of 30% or lower applicable income tax treaty rate.

Sale or Other Taxable Disposition

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest as discussed above in “Non-U.S. Holders — Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale or other taxable disposition generally in the same manner as if such Non-U.S. Holder were a United States person, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower income tax treaty rate) on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

U.S. Holders

U.S. Holders may be subject to information reporting on interest on the notes and on the proceeds received upon the sale or other taxable disposition of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. Holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if it is not otherwise exempt and:

•	such U.S. Holder fails to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	such U.S. Holder furnishes an incorrect TIN;

•	the applicable withholding agent is notified by the IRS that such U.S. Holder failed to properly report payments of interest or dividends; or

•	such U.S. Holder fails to certify under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified it that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability, if any, or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that are made to the Non-U.S. Holder, provided that the applicable withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, and the Non-U.S. Holder has provided the statement described above under “Non-U.S. Holders — Payments of Interest.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other taxable disposition of a note within the United States or conducted through certain U.S.-related brokers if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. However, the relevant withholding agent may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding is not an additional tax. A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or may claim a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), debt instruments providing for U.S.-source interest payments, such as the notes, are generally subject to a 30% U.S. withholding tax with respect to payments on such debt instruments, if such payments are received by foreign financial institutions and certain other non-U.S. entities, unless such foreign financial institution or other applicable foreign entity complies with FATCA or otherwise qualifies for an exemption. Under the applicable United States Treasury Regulations, withholding under FATCA will generally apply to payments of interest on a note. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulations until final regulations are issued, payments of gross proceeds from the sale or other disposition of notes will not be subject to withholding under FATCA. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential impact of FATCA on their investment in the notes, including the availability of, and the procedures for obtaining, a refund of any amounts withheld under FATCA.

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters, we have agreed to sell to the underwriters, and the underwriters severally, and not jointly, have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriter	Principal amount of notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
BofA Securities, Inc.
Goldman Sachs & Co. LLC

Total	$

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discount

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of     % of the principal amount of the notes. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $     and are payable by us.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per note		%

Total	$

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Settlement

We expect that delivery of the notes will be made to investors on or about     , 2026, which is the      business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the delivery of the notes, by virtue of the fact that the notes initially settle in T+    , will need to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriters may impose a penalty bid. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, lending and other transactions in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. The underwriters and their affiliates are lenders, agents or bookrunners under our existing credit facilities. In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” we intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program. Any remaining proceeds will be used for general corporate purposes, which may include, among other things, the repayment of other outstanding indebtedness. Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and, as a result, may receive a portion of the proceeds from this offering. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of FINRA. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. A QIU is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or affiliates may hedge their credit exposure to us consistent with their customary risk management practices.

Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The notes are being offered for sale in jurisdictions where it is lawful to make such offers and sales.

Sales of the notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Australia

This prospectus supplement and the accompanying prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Hong Kong

The notes may not be offered or sold by means of any document other than: (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus, nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the POATRs from the prohibition on public offers.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Illinois Tool Works Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus Supplement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

ILLINOIS TOOL WORKS INC.

Debt Securities

We may from time to time offer and sell, in one or more offerings, debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide specific terms of the debt securities offered in a prospectus supplement. We may not sell any debt securities under this prospectus without delivery of the applicable prospectus supplement. The prospectus supplement and any free writing prospectus may also add, update, or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus.

We may offer and sell debt securities to or through one or more underwriters, brokers, dealers, agents, as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the debt securities being offered.

Investing in our debt securities involves risks. You should carefully review the “Risk Factors” on page 6 of this prospectus, those included or incorporated by reference in the applicable prospectus supplement, and those in the other documents and reports we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus before you invest in our debt securities.

Neither the SEC nor any state securities commission has approved, disapproved, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the automatic shelf registration process. Under this automatic shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of that offering, including the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of those debt securities. The prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or free writing prospectus. For more detail on the terms of the debt securities, you should also read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

You should carefully read this prospectus, the applicable prospectus supplement and any free writing prospectus, together with the additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you invest in any of the debt securities being offered.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to this prospectus and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor any underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus we use the terms “ITW,” the “Company,” “we,” “us,” and “our” to refer to Illinois Tool Works Inc. and our consolidated subsidiaries, unless otherwise noted. References to “debt securities” include any debt security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

THE COMPANY

Illinois Tool Works Inc. is a global manufacturer of a diversified range of industrial products and equipment. As of December 31, 2025, the Company had 88 divisions with approximately 43,000 people in 49 countries.

The Company’s operations are organized and managed based on similar product offerings and end markets, and are reported to senior management as the following seven segments: Automotive OEM; Food Equipment; Test & Measurement and Electronics; Welding; Polymers & Fluids; Construction Products; and Specialty Products.

Illinois Tool Works Inc. was founded in 1912 and incorporated in Delaware in 1915. Our principal offices are located at 155 Harlem Avenue, Glenview, Illinois 60025. Our telephone number is (847) 724-7500. We maintain a website at www.itw.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus. Additional information about us is included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. Our SEC filings are also available on our website at investor.itw.com. Information on our website does not form a part of this prospectus and is not incorporated herein by reference.

We filed a registration statement on Form S-3 to register with the SEC the debt securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our debt securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference certain information in this prospectus. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

The documents and reports listed below are incorporated by reference and shall be deemed to be part of this prospectus and registration statement.

1.	Annual Report on Form 10-K for the year ended December 31, 2025;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2026; and

3.	Current Reports on Form 8-K filed on February 23, 2026, May 12, 2026 and May 22, 2026 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in, or incorporated by reference into, this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

Attention: Corporate Secretary

(847) 724-7500

Documents may also be available on our website at investor.itw.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intend,” “may,” “strategy,” “prospects,” “estimate,” “will,” “should,” “could,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, and may include, without limitation, statements regarding the duration and potential effects of global supply chain challenges, the current and expected impact of U.S. trade policy, including tariffs and related retaliatory countermeasures, future financial and operating performance, free cash flow, economic and regulatory conditions in various geographic regions, the impact of foreign currency fluctuations, the timing and amount of benefits from the Company’s enterprise strategy initiatives, the timing and amount of dividends and share repurchases, the protection of the Company’s intellectual property, the likelihood of future goodwill or intangible asset impairment charges, the impact of adopting new accounting pronouncements, the adequacy of internally generated funds and credit facilities to service debt and finance the Company’s capital allocation priorities, the sufficiency of U.S. generated cash to fund cash requirements in the U.S., the cost and availability of additional financing, the availability of raw materials and energy and the impact of raw material cost inflation, the Company’s portion of future benefit payments related to pension and postretirement benefits, the Company’s information technology infrastructure, potential acquisitions and divestitures and the expected performance of acquired businesses and impact of divested businesses, the impact of U.S. and global tax legislation and the estimated timing and amount related to the resolution of tax matters, the cost of compliance with environmental regulations, the impact of interest rate changes, the impact of failure of the Company’s employees to comply with applicable laws and regulations, and the outcome of outstanding legal proceedings. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weaknesses or downturns in the markets served by the Company, (2) changes or deterioration in international and domestic political and economic conditions, such as the Russia and Ukraine conflict, the conflict in Iran, or U.S.-China trade relations and the impact of related economic and other sanctions, (3) the unfavorable impact of foreign currency fluctuations, (4) the Company’s enterprise strategy initiatives may not have the desired impact on organic revenue growth, (5) market conditions and cost and availability of financing to fund the Company’s share repurchases, (6) a delay or decrease in the introduction of new products into the Company’s product lines, (7) any failure to protect the Company’s intellectual property, (8) potential negative impact of impairments to goodwill and other intangible assets on the Company’s return on invested capital, financial condition or results of operations, (9) raw material price increases and supply shortages or delays, (10) financial market risks to the Company’s obligations under its defined benefit pension plans, (11) negative effects of service interruptions, data corruption, cyber-based attacks, security breaches of our technology networks and systems or those of our vendors and third-party service providers, or violations of data privacy laws, (12) the potential negative impact of acquisitions on the Company’s profitability and returns, (13) potential negative effects of divestitures, including retained liabilities and unknown contingent liabilities, (14) impact of tax legislation and regulatory action and changing tax rates, (15) potential adverse outcomes in legal proceedings or enforcement actions, (16) uncertainties related to environmental regulation and the physical risks of climate change, (17) potential failure of the Company’s employees, agents or business partners to comply with anti-bribery, competition, import/export, trade sanctions, data privacy, human rights and other laws, (18) public health crises and related government actions, and (19) increases in inflation or interest rates and the possibility of economic recession. A more detailed description of these risks is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the SEC. These risks are not all-inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in Item 1A “Risk Factors”

of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

RISK FACTORS

Investing in our debt securities involves risks. Before deciding whether to purchase any of our debt securities, you should carefully consider the risks involved in an investment in our debt securities, as set forth in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to such Annual Report on Form 10-K, as well as any amendments thereto, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, as well as the risk factors described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition, results of operations and future growth prospects.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the offered debt securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the debt securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the indenture and the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

References to “ITW,” “we,” “us” and “our” in this section are only to Illinois Tool Works Inc. and not to its subsidiaries.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured senior obligations of our Company. As senior debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness. Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by ITW or its subsidiaries.

The indenture provides that the terms of any specific series of debt securities will be set forth in, or determined pursuant to, one or more authorizing resolutions and an officers’ certificate or a supplemental indenture, if any, relating to that series.

You should read the prospectus supplement relating to a particular series of debt securities for the following terms of the series of debt securities offered by that prospectus supplement and this prospectus:

•	the designation of the debt securities;

•	the limit upon the aggregate principal amount of the debt securities;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula by which interest will accrue;

•	the dates from which interest will accrue, the interest payment dates on which such interest will be payable, and the record date for the interest payable on any interest payment date;

•	the maturity date of the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at the option of the Company;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to a sinking, purchase or analogous fund or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•	if other than the principal amount at maturity, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity;

•

if other than denominations of $1,000, if registered, and $5,000, if unregistered, and any integral multiples of the applicable denominations for debt securities denominated in dollars, the currency and denominations in which the debt securities will be issuable;

•	the form of security to be used to evidence ownership of the debt securities;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable;

•	any additional offices or agencies maintained for the registration of transfer, exchange and payment of the debt securities;

•	whether the debt securities will be issued as registered debt securities or as unregistered debt securities, with or without coupons;

•

whether unregistered debt securities may be exchanged for registered debt securities and whether registered debt securities may be exchanged for unregistered debt securities and the circumstances under which and the place or places where any such exchanges, if permitted, may be made;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global security or securities and whether any global securities of such series will be issuable initially in temporary form, and whether any global securities of such series will be issuable in definitive form, with or without coupons, and, if so, whether beneficial owners of interests in any such definitive global security may exchange such interests for debt securities of such series and the circumstances under which and the place or places where any such exchange may occur;

•

if other than dollars, the coin, or currency or currencies, or currency unit or units in which the debt securities will be denominated and in which payment of the principal, premium, and interest, if any, on the debt securities will be payable;

•

if the principal, premium, if any, and interest, if any, on the debt securities are to be payable at the election of us or a holder thereof or under some or all other circumstances, in a coin, or currency or currencies, or currency unit or units other than that in which the debt securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable, and any provision requiring the holder thereof to bear currency exchange costs by deduction from such payments;

•

if the principal, premium, if any, and interest, if any, on the debt securities may be determined with reference to a currency, currency unit, commodity or financial or non-financial index or indices, then the manner in which such amounts will be determined;

•

whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities and coupons, if any, of such series to any holder who is a Non-U.S. Holder (as defined in the prospectus supplement relating to the debt securities), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts (and the terms of any such option);

•

the person to whom any interest on any registered debt security will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest, the manner in which, or the person to whom, any interest on any unregistered debt security of such series will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided below;

•

whether some of the provisions relating to the defeasance and discharge of the debt securities, or certain obligations relating thereto, described below under “Defeasance and Discharge of Indenture or Certain Obligations” will be applicable to the debt securities; and

•	any other terms of the debt securities (which will not be inconsistent with the provisions of the indenture).

The principal, premium, if any, and interest, if any, will be payable at the time or times and in the manner provided in the prospectus supplement relating to any series of debt securities. In the case of registered debt securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date. Any paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement relating to those debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument or instruments of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (of like aggregate principal amount and in any authorized denominations) at the office or agency maintained by us (currently the principal office of the trustee in Chicago, Illinois or another office designated by the trustee). The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of debt securities. We will not be required to (1) issue, register the transfer of, or exchange debt securities for a period of 15 days prior to the redemption of any of the debt securities of that series or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We have appointed the current trustee under the indenture as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any series of debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the affected debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form, with or without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below.

We may issue debt securities with terms different from those of debt securities that may already have been issued. There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount debt securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount debt securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount debt securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars may also be set forth in the prospectus supplement, if applicable.

We will comply with Section 14(c) of the Exchange Act, and any other tender offer rules within the Exchange Act, which may then be applicable, if we are obligated to purchase debt securities at the option of the holders of the debt securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our Company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of ITW in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

If any debt securities are convertible, they may be convertible into or exchangeable for debt securities, property or cash, or a combination of the foregoing, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities, property or cash into which the debt securities are convertible or for which they are exchangeable;

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or the Company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities or property to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities or property as of a time stated in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. We anticipate that the following provisions will apply to all depositary arrangements. Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing the debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

Principal of, any premium, if any, and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. None of ITW, the trustee, the paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants.

The indenture provides that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the indenture and a successor depositary is not appointed by us within 90 days of written notice or (2) we determine that the debt securities of a particular series will no longer be represented by Global Securities and execute and deliver to the trustee a company order to that effect, the Global Securities will be exchanged for debt securities of the series in definitive form and in an aggregate principal amount equal to the principal amount of the Global Securities being exchanged. The definitive debt securities will be registered in such name or names as the depositary instructs the trustee. We expect that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary (as defined below), any Principal Property (as defined below) or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that any series of debt securities outstanding under the indenture will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with such debt securities) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction. As used herein, “Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a

Principal Property if: (1) substantially all of its property is located in the United States, (2) substantially all of its business is carried on in the United States, or (3) it is incorporated in any State of the United States. “Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	failure to pay any installment of interest on the debt of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the debt securities of that series when due;

•

failure to perform any of the other covenants or agreements in the debt securities or in the indenture and relating to the debt securities of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of debt securities of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the debt securities, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities then outstanding may declare the principal amount of that series of the debt securities to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the debt securities then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of debt securities unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding debt securities of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the debt securities; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of any series of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the debt securities; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the debt securities of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those debt securities. However, no such supplemental indenture will (1) extend the fixed maturity of any debt securities, reduce the principal amount (including in the case of discounted debt securities the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any debt securities are payable, without the consent of each holder of affected debt securities, or (2) reduce the aforesaid majority in principal amount of the debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series.

Defeasance and Discharge of Indenture or Certain Obligations

At our option, we (1) will be discharged from all obligations under the indenture in respect of the debt securities of a series (except for certain obligations to register the transfer of or to exchange debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, a ruling from or published by the Internal Revenue Service (in the case of option 1) or an opinion of counsel (in the case of option 2) to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option, as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with the Trustee

The current trustee under the indenture, The Bank of New York Mellon Trust Company, N.A., currently serves as the trustee with respect to certain of our other outstanding debt securities.

PLAN OF DISTRIBUTION

We may sell our debt securities on a continuous or delayed basis in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers; (v) through a combination of any of these methods of sale or (vi) through any other method permitted by law. The applicable prospectus supplement will contain the terms of the transaction, the place and time of delivery of the debt securities, the name or names of any underwriters, dealers, agents and the respective amounts of debt securities underwritten or purchased by them, the initial public offering price of the debt securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and compensation received by them on resale of the debt securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The debt securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

If underwriters are utilized in the sale of any debt securities in respect of which this prospectus is being delivered, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell debt securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold.

Offers to purchase debt securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of debt securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of debt securities may be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Agents, underwriters, dealers and their affiliates may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements of Illinois Tool Works Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus by reference to Illinois Tool Works Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters with respect to the validity of the debt securities will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Any underwriters, dealers or agents will be advised about the validity of the debt securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

ILLINOIS TOOL WORKS INC.

$    % Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	J.P. Morgan

BofA Securities	Goldman Sachs & Co. LLC

   , 2026